Exhibit 10.3

GIBRALTAR INDUSTRIES, INC.

__________________________________
Award of Restricted Units
__________________________________

THIS AWARD is made to ___________ (the “Recipient”) as of this _____ day of _________, 20__.
Recitals:

Effective as of May 7, 2015, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive plan known as the Gibraltar Industries, Inc. 2015 Equity Incentive Plan (the “Plan”).

Under the terms of the Plan, the Committee is authorized to grant equity based compensation awards to Executive Officers of the Company.

The Committee has approved the issuance of an Award of _______________ (_______) Restricted Units to the Recipient.

The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.

The Award of Restricted Units to the Recipient on the terms and conditions contained in this instrument has been approved according to the terms of the Plan.

Grant of Award:

NOW, THEREFORE, the Company hereby grants an Award of Restricted Units to the Recipient on the following terms and conditions:

1.    Award of Restricted Units. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of ____________ (_______) Restricted Units. Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any Dividend Equivalent Units attributable to such Restricted Units and any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant to the anti-dilution provisions of the Plan.

2.    Restriction on Transfer. Except as set forth in Section 3 and Section 4 below, the Restricted Units shall be subject to the Restrictions on transfer set forth in Section 5.02 of the Plan.

3.    Lapse of Restrictions; Expiration of Restricted Period. The Restrictions shall lapse and the Restricted Period shall expire with respect to the total number of Restricted Units which have been awarded to the Recipient pursuant to this Instrument on [at the expiration of a period of not less than 1 year to be specified at the time the award is granted] (the “Vesting Date”) and, prior to such date, except as otherwise provided by Section 4 and Section 6 below, the Recipient shall not have any right to sell, transfer, assign, make subject to gift or otherwise dispose of, or mortgage, pledge otherwise encumber any of the Restricted Units, voluntarily or by operation of law.

Exhibit 10.3

4.    Lapse of Restrictions Upon Certain Terminations of Employment. Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if, prior to the Vesting Date, the Recipient’s employment is terminated as a result of the Recipient’s death or as a result of the Recipient’s Disability, the Restrictions on the Restricted Units awarded to the Recipient pursuant to this Award shall lapse on the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (b) the date of the Recipient’s death.

5.    Forfeiture of Restricted Units Upon Certain Terminations of Employment. If the Recipient’s employment is terminated prior to the Vesting Date for any reason other than the Recipient’s death or suffering of a Disability, any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award shall be forfeited as of the date the Recipient’s employment is so terminated.

6.    Lapse of Restrictions Upon a Change in Control. As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control prior to the Vesting Date, the Restrictions applicable to any of the Restricted Units granted to the Recipient pursuant to this Instrument shall lapse on the day immediately preceding the date on which the Change in Control occurs.

7.    Form of Payment. Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by the Restricted Units (and related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Units as to which the Restrictions have lapsed.

8.    Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.

9.    Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:

If to the Company:

Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary

If to the Recipient:

___________________
___________________
___________________

Exhibit 10.3

or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.

10.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

GIBRALTAR INDUSTRIES, INC.

By: __________________________________